                                                                     EXHIBIT 5.2

INTERNAL REVENUE SERVICE                    DEPARTMENT OF THE TREASURY
DISTRICT DIRECTOR
1100 COMMERCE STREET DALLAS, TX 75242
                                            Employer Identification Number:
Date: May 30, 1996                               41-0908341
                                            File Folder Number:
                                                 410008883
FLUOROWARE, INC.                            Person to Contact:
102 JONATHAN BOULEVARD NORTH CHASKA,             JAMES CELINSKI
MN 55318                                    Contact Telephone Number:
                                                 (414) 798-8360
                                            Plan Name:
                                                 EMPLOYEE STOCK OWNERSHIP PLAN
                                            Plan Number: 003

Dear Applicant:

     We have made a favorable determination on your plan, identified above, based on the information supplied. Please keep this letter in your permanent records.

     Continued qualification of the plan under its present form will depend on its effect in operation. (See section 1.401-1(b) (3] of the Income Tax Regulations.) We will review the status of the plan in operation periodically

     The enclosed document explains the significance of this favorable determination letter, points out some features that may affect the qualified status of your employee retirement plan, and provides information on the reporting requirements for your plan. It also describes some events that automatically nullify it. It is very important that you read the publication.

     This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

     This determination letter is applicable for the amendment(s) adopted on 11-07-89 & 10-03-89.

     This determination letter is also applicable for the amendment(s) adopted on 08-26-95 & 12-05-95.

     This plan satisfies the nondiscrimination in amount requirement of section 1.401(a) (4)-1(b) (2) of the regulations on the basis of a design-based safe harbor described in the regulations.

     This letter is issued under Rev. Proc. 93-39 and considers the amendments required by the Tax Reform Act of 1986 except as otherwise specified in this letter.

     This plan satisfies the nondiscriminatory current availability requirements of section 1.401(a) (4)-4(b) of the regulations with respect to those benefits, rights, and features that are currently available to all employees in the plan's coverage group. For this purpose, the plan's coverage group consists of those employees treated as currently benefiting for purposes of demonstrating that the plan satisfies the minimum coverage requirements of

FLUOROWARE, INC.


section 410(b) of the Code.

     This letter may not be relied upon with respect to whether the plan satisfies the qualification requirements as amended by the Uruguay Round Agreements Act, Pub. L. 103-465.

     We have sent a copy of this letter to your representative as indicated in the power of attorney.

     If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

                                             Sincerely yours,

                                             /s/ Bobby E. Scott

                                             Bobby E. Scott
                                             District Director


Enclosures:
Publication 794
Reporting & Disclosure Guide for
  Employee Benefit Plans